 Exhibit 5.1

May 20, 2025

First Busey Corporation

11440 Tomahawk Creek Parkway

Leawood, Kansas 66211

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-274620 (the “Registration Statement”), filed by First Busey Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission on September 21, 2023, under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is issuing 8,600,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value per share, with a liquidation preference of $1,000 per share (the “Series B Preferred Stock”) and 215,000 shares of the Series B Preferred Stock (the “Underlying Preferred Shares”). The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a Deposit Agreement, dated as of May 20, 2025 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the Depositary Receipts. The Depositary Shares are to be sold by the Company pursuant to an Underwriting Agreement, dated as of May 13, 2025 (the “Underwriting Agreement”), by and between the Company and Busey Bank, on the one hand, and Piper Sandler & Co., Morgan Stanley & Co. LLC and Keefe, Bruyette & Woods, Inc. as representatives for the several underwriters set forth on Schedule A to the Underwriting Agreement, on the other hand.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein.

We have examined (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Deposit Agreement and the form of Depositary Receipt attached thereto, (iv) the Company’s articles of incorporation, as amended, and second amended and restated bylaws, each as currently in effect, (v) the Certificate of Designation of the Company relating to the Series B Preferred Stock, as filed with the Nevada Secretary of State on May 19, 2025 and (vi) the resolutions adopted by the board of directors of the Company and the pricing committee thereof relating to the Registration Statement, the Underwriting Agreement, the Deposit Agreement and the issuance of the Underlying Preferred Shares and the Depositary Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

First Busey Corporation

May 20, 2025

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The issuance of 215,000 Underlying Preferred Shares covered by the Registration Statement has been duly authorized by all necessary corporate action of the Company and, when duly issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the purchase price for the Depositary Shares set forth in the Underwriting Agreement, such Underlying Preferred Shares will be validly issued, fully paid and nonassessable.

2. The Depositary Receipts evidencing 8,600,000 of the Depositary Shares covered by the Registration Statement to be issued pursuant to the Underwriting Agreement and the Deposit Agreement will entitle the holders thereof to the rights specified therein and in the Deposit Agreement when Depositary Receipts representing such Depositary Shares shall have been duly executed, issued and delivered against the deposit by the Company of 215,000 duly authorized and validly issued, fully paid and nonassessable Underlying Preferred Shares as contemplated by the Underwriting Agreement and the Deposit Agreement.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, including, to the extent applicable, the rights or remedies of creditors of a “covered financial company” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinions are also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the Nevada Business Corporation Act, as amended, and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

First Busey Corporation

May 20, 2025

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP